                                                                     Exhibit 2.1

                                DATED MAY 4, 2001



                            MANNESMANN EUROKOM GMBH,


                       EKOM TELECOMMUNICATIONS HOLDING AG


                                       and


                         EHG EINKAUFS- UND HANDELS GmbH




--------------------------------------------------------------------------------

                       AGREEMENT FOR THE SALE AND PURCHASE
            OF 100% OF THE SHARES IN TELE.RING TELEKOM SERVICE GmbH,
                       100% OF THE PARTNERSHIP INTEREST IN
         TELE.RING TELEKOM SERVICE GMBH & CO KEG AND FOR THE CALL-OPTION
                       REGARDING THE SALE AND PURCHASE OF
               100% OF THE SHARES IN MANNESMANN 3G MOBILFUNK GMBH

--------------------------------------------------------------------------------




                    Skadden, Arps, Slate, Meagher & Flom LLP
                              Schwarzenbergplatz 6
                                   1030 Vienna
                                     Austria

                                    CONTENTS

     CLAUSE                                                                          PAGE
       1.     Definitions and Interpretation ......................................    5
       2.     Sale and Purchase....................................................    9
       3.     Conditions...........................................................    9
       4.     Further Assurances ..................................................   10
       5.     Closing .............................................................   10
       6.     EKOM Option Agreement................................................   11
       7.     Representations and Warranties regarding the Sale of the Shares......   14
       8.     Remedies, Limitations on Liability ..................................   14
       9.     Remedies and Waivers.................................................   15
       10.    Entire Agreement.....................................................   15
       11.    Notices..............................................................   15
       12.    Announcements........................................................   17
       13.    Confidentiality......................................................   17
       14.    Costs and Expenses/Taxes.............................................   18
       15.    Counterparts ........................................................   19
       16.    Severability.........................................................   19
       17.    Language.............................................................   19
       18.    Governing Law........................................................   20
       19.    Dispute Resolution...................................................   20


Schedule 1    Conditions to Closing

Schedule 2    Merger Control and Regulatory Approval

Schedule 3    Closing Arrangements

Schedule 4    Representations and Warranties of the Vendors

Schedule 5    Representations and Warranties of the Purchaser

Schedule 6    Vendors' Limitation on Liability

Schedule 7    Purchaser's Limitation on Liability

Schedule 8    Material Litigation

Schedule 9    Employees and Employee Benefits

Schedule 10   Financial Plan

Schedule 11   Data Room Index

Schedule 12   Certain Intra-Group Agreements

Schedule 13   Determining Consolidated Closing Net Working Capital

Schedule 14   Form of Loan Agreement

Schedule 15   Form of Loan Guarantee

Schedule 16   Form of Letter by Western Wireless International

                                                                     Exhibit 2.1

THIS AGREEMENT is made this fourth day of May 2001



BETWEEN:

(1) Mannesmann Eurokom GmbH, Prinzenallee 7, 40549 Dusseldorf, Germany, a company duly organized and validly existing under the laws of Germany ("MEU")

AND

(2) EKOM Telecommunications Holding AG, Fichtenstrasse 7, 4020 Linz, Austria, a company duly organized and validly existing under the laws of Austria ("EKOM", and together with MEU, the "VENDORS")

AND

(3) EHG Einkaufs- und Handels GmbH, Prinz Eugenstrasse 72, 1040 Wien, a company duly organized and validly existing under the laws of Austria ("PURCHASER") and a wholly owned indirect subsidiary of Western Wireless International Corporation ("Western Wireless").

        WHEREAS, MEU is a company organized under the laws of Germany and a wholly owned indirect subsidiary of Vodafone Group Plc ("VODAFONE"), a company organized under the laws of England;

        WHEREAS, EKOM is a company organized under the laws of Austria and a wholly owned direct subsidiary of MEU;

        WHEREAS, tele.ring Telekom Service GmbH ("TELE.RING GmbH") is a company organized under the laws of Austria with a stated share capital of E60,000,000.-- (Euro sixty million) and MEU is the legal and beneficial owner of a share quota representing 0,0478% of the stated share capital of tele.ring GmbH and EKOM is the legal and beneficial owner of a share quota representing 0,0127% of the stated share capital of tele.ring GmbH (collectively, the "TELE.RING SHARES");

        WHEREAS, tele.ring Dienstleistungs GmbH is a 100% subsidiary of tele.ring GmbH;

        WHEREAS, tele.ring Telekom Service GmbH & Co KEG ("TELE.RING KEG") is a limited partnership organized under the laws of Austria, in which MEU has a

79% interest and EKOM has a 21% interest (the "TELE.RING KEG PARTNERSHIP INTERESTS")

        WHEREAS, tele.ring KEG holds a 99.9395% interest in tele.ring GmbH, the general partner (Komplementar) of tele.ring KEG;

        WHEREAS, Mannesmann 3G Mobilfunk GmbH ("MM3G") is a company organized under the laws of Austria with a stated share capital of E35,000.-- (Euro thirty-five thousand) and MEU is the legal and beneficial owner of a share quota representing 100% of the stated share capital of MM3G (the "MM3G SHARES");

        WHEREAS, MEU desires to sell all of its right, title and interest in the tele.ring Shares and the tele.ring KEG Partnership Interests (collectively, the "SHARES") to Purchaser and Purchaser desires to purchase such Shares from MEU;

        WHEREAS, EKOM desires to sell all of its right, title and interest in the tele.ring Shares and tele.ring KEG Partnership Interests to Purchaser and Purchaser desires to purchase such Shares from EKOM; and

        WHEREAS, MEU desires to grant a call-option to Purchaser regarding the purchase of all of its right, title and interest in the MM3G Shares;

        WHEREAS, the Management Board and Supervisory Board of each of MEU and EKOM, and the Management Board of Purchaser, have on or prior to the date hereof, adopted resolutions approving the transactions contemplated herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.      DEFINITIONS AND INTERPRETATION

1.1.    In this Agreement unless the context otherwise requires:

        "AFFILIATE"                 means any person controlled by, who controls
                                    or is under common control with another
                                    person;

        "AGREEMENT"                 means this Sale and Purchase Agreement;

        "BUSINESS DAY"              means a day on which banks are ordinarily
                                    open for the transaction of banking business in Vienna, Austria;

        "CLOSING"                   means the completion of the sale and
                                    purchase of the Shares as contemplated in this Agreement;

        "CLOSING DATE"              means the date of the Closing as set forth
                                    in Clause 5.1 of this Agreement;

        "CONDITIONS"                means the conditions specified in Schedule 1
                                    (Conditions to Closing) and any references to "Condition 1", "Condition 2", "Condition
                                    3", "Condition 4", "Condition 5" means
                                    whichever of the Conditions is so numbered in that schedule;

        "CONSOLIDATED CLOSING
        NET WORKING CAPITAL"        means the difference, as at the Closing
                                    Date, between (a) the consolidated liquid assets (Umlaufvermogen) (as defined in
                                    Section 224 (2) B. of the Austrian
                                    Commercial Code, and (b) the consolidated accruals (Ruckstellungen) as defined in
                                    Section 224 (3) C 3 and 4 of the Austrian
                                    Commercial Code, plus the consolidated
                                    liabilities (Verbindlichkeiten) as defined in Section 224 (3) D of the Austrian
                                    Commercial Code, plus all consolidated
                                    pre-paid income (Rechnungsabgrenzungsposten) as defined in Section 224 (3) E of the Austrian Commercial Code , in each case with a term of twelve months or less, of tele.ring GmbH and tele.ring KEG that would have to be reflected on a consolidated balance sheet as at the Closing Date;

        "DRAWN THIRD PARTY
        LOANS"                      shall have the meaning ascribed to it in
                                    Section 6 of Schedule 4 to this Agreement;

        "EKOM" means EKOM Telecommunications Holding AG, Fichtenstrasse 7, 4020 Linz, Austria, a company duly organized and validly existing under the laws of Austria;

        "EKOM-CALL OPTION"          means Purchaser's right to acquire stock in
                                    EKOM pursuant to Clause 6.1;

        "EKOM CALL PERIOD"          means the time period specified in Clause
                                    6.1 during which Purchaser has the right to exercise the EKOM-Call Option;

        "EKOM NOTICE"               means the notice given by Purchaser to
                                    exercise the EKOM Call Option;

        "EKOM OPTION
        EXERCISE DATE"              means the date on which the sale and
                                    purchase of the EKOM-Shares pursuant to the EKOM-Call Option shall take place;

        "EKOM OPTION
        EXERCISE PRICE"             means the consideration specified in Clause
                                    6.1 of this Agreement for acquiring the
                                    EKOM-Shares pursuant to the EKOM-Call
                                    Option;

        "EKOM-SHARES"               shall have the meaning as defined in Clause
                                    6.1;

        "FINANCIAL PLAN"            shall have the meaning as defined in clause
                                    4.3;

        "GSM LICENCE"               means licence no. K 39/98-118 granted by
                                    Telekom-Control-Kommission on 3 May 1999;

        "INDEBTEDNESS"              shall have the meaning ascribed to it in
                                    Section 6 of Schedule 4 to this Agreement;

        "INTRA-GROUP DEBT"          shall have the meaning ascribed to it in
                                    Section 6 of Schedule 4 to this Agreement;

        "LOAN AGREEMENT"            means the term loan agreement entered into
                                    by tele.ring GmbH and EKOM on the date
                                    hereof;

        "LOAN GUARANTEE"            means the letter of guarantee as attached in
                                    Schedule 15 hereto;

        "MM3G" means Mannesmann 3G Mobilfunk GmbH, Schwarzenbergplatz 6, 1030 Vienna, Austria, a company duly organized and validly existing under the laws of Austria;

        "MM3G-CALL OPTION"          means Purchaser's right to acquire stock in
                                    MM3G pursuant to Clause 7.1;

        "MM3G CALL PERIOD"          means the time period specified in Clause
                                    7.1 during which Purchaser has the right to exercise the MM3G-Call Option;

        "MM3G NOTICE"               means the notice given by Purchaser to
                                    exercise the MM3G Call Option;

        "MM3G OPTION
        EXERCISE DATE"              means the date on which the sale and
                                    purchase of the MM3G-Shares in accordance with and subject to Clause 7 shall take place;


        "MM3G OPTION
        EXERCISE PRICE"             means the consideration specified in Clause
                                    7.1 of this Agreement;


        "PARTY", "PARTIES"          means MEU, EKOM, and Purchaser individually
                                    or collectively;

        "PRE-CONTRACTUAL-
        STATEMENT"                  means a draft, agreement, undertaking,
                                    representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the Share
                                    Purchase Documents or any of them made or given by a Party to any of the Share
                                    Purchase Documents or any other person at any time prior to execution of the Share
                                    Purchase Documents;

        "PURCHASE PRICE"            means the purchase price specified in Clause
                                    2.2 of this Agreement;

        "PURCHASER'S COUNSEL"       means Friedman Kaplan Seiler & Adelman LLP;

        "PURCHASER'S WARRANTIES"    means the representations and warranties set
                                    forth in Schedule 5 (Representations and Warranties of the Purchaser) given by the Purchaser;

        "SHARES" means the tele.ring Shares and the tele.ring KEG Partnership Interests;

        "SHARE PURCHASE
        DOCUMENTS"                  means this Agreement, including Schedules,
                                    the Loan Agreement and the notarial deeds of even date and any other documents referred to in this Agreement;

        "TELE.RING GMBH"            means tele.ring Telekom Service GmbH,
                                    Hainburgerstrasse 33, 1030 Vienna, Austria, a company duly organized and validly existing under the laws of Austria and tele.ring Dienstleistungs GmbH,
                                    Hainburgerstrasse 33, 1030 Vienna, Austria, a company duly organized and validly existing under the laws of Austria;

        "TELE.RING KEG"             means tele.ring Telekom Service GmbH & Co
                                    KEG, Hainburgerstrasse 33, 1030 Vienna,
                                    Austria, a limited partnership duly
                                    organized and validly existing under the laws of Austria;

        "TELE.RING SHARES"          means the share quotas held by MEU and EKOM,
                                    respectively, in tele.ring Telekom Service
                                    GmbH;

        "TELEKOM-CONTROL-
        KOMMISSION"                 means the commission of that name
                                    established under the Austrian
                                    Telecommunications Act
                                    (Telekommunikationsgesetz);

        "UMTS LICENCE"              means licence no. K 15/00-67 by
                                    Telekom-Control-Kommission on 20 November
                                    2000;

        "VENDORS' COUNSEL"          means Skadden, Arps, Slate, Meagher & Flom
                                    LLP;

        "VENDORS' WARRANTIES"       means the representations and warranties set
                                    forth in Clause 6 (EKOM Option Agreement),
                                    Clause 7 (MM3G Option Agreement) and
                                    Schedule 4 (Representations and Warranties of the Vendors) given by the Vendors;

        "VIENNA CARTEL COURT"       means the Vienna Upper Regional Court as
                                    Cartel Court (Oberlandesgericht Wien als
                                    Kartellgericht);

        "VODAFONE"                  means Vodafone Group Plc., The Courtyard 2-4
                                    London Road, Newbury, Berkshire, RG14 1JX,
                                    United Kingdom, a company duly organized and validly existing under the laws of England;
                                    and

        "WORKING HOURS"             means 9:30 a.m. to 5:30 p.m. on a Business
                                    Day.


1.2.    In this Agreement, unless otherwise specified:

        (a) references to clauses, sub-clauses, paragraphs, sub-paragraphs and schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and schedules to, this Agreement;

        (b) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

        (c) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

        (d) references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

        (e) references to writing shall include any modes or reproducing words in a legible and non-transitory form;

        (f)    references to times of the day are to Central European Time;

        (g) words importing the singular include the plural and vice versa, words importing a gender include every gender;

        (h) the contents table and the descriptive headings to clauses, schedules and paragraphs are for convenience only and shall not limit, expand or otherwise affect the construction or interpretation of any provision of this Agreement;

        (i) the schedules and any attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules and any attachments;

        (j) references to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than Austria be deemed to include what most nearly approximates in that jurisdiction to the legal term.


2.      SALE AND PURCHASE

2.1 At the Closing and effective as of the Closing Date and subject to the terms and conditions set forth herein, the Vendors shall sell and transfer, and the Purchaser shall purchase and accept from the Vendors, all right, title and interest in the Shares with all the rights attached or accruing to them at Closing, provided, however, that the sale and transfer of the tele.ring KEG Partnership Interests shall take place effective as of the time of registration of

        Purchaser as limited partner of tele.ring KEG in the Commercial Register (Firmenbuch).

2.2 In consideration for such sale and transfer, at the Closing and effective as of the Closing Date, Purchaser shall pay in cash (A) E9 to MEU and (B) E 1 to EKOM. The Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by tele.ring GmbH or tele.ring KEG, respectively, on or after the Closing date.

2.3 Each of the Vendors hereby waives all rights of pre-emption over, and all rights of first refusal regarding, any of the Shares whether arising out of the corporate organizational documents of tele.ring GmbH, tele.ring KEG or otherwise.


3.      CONDITIONS

3.1 The obligation of the Parties to consummate the transactions contemplated herein shall in all respects be subject to the satisfaction or waiver, at or prior to the Closing, of the conditions set forth in
        Schedule 1. In procuring the fulfillment of such conditions, the Parties shall proceed as set forth in Schedule 2 (Merger Control and Regulatory Approval).

3.2 Purchaser and the Vendors shall use their commercially reasonable efforts to procure the fulfillment of the conditions in accordance with the provisions set forth in Schedule 2 hereto.

4.      FURTHER ASSURANCES

4.1 Each Party shall upon the request of the other at their own respective cost, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the requesting Party as the requesting Party may reasonably consider necessary for giving full effect to this Agreement.

4.2 The Vendors covenant and agree that between the date of this Agreement and the Closing, they shall cause each of tele.ring GmbH and tele.ring KEG to conduct its respective business until Closing in accordance with and in the manner contemplated by the financial plan (the "Financial Plan") attached hereto as Schedule 10, subject, however, to the provisions of Clause 4.3. In the event that the Closing does not occur on or before June 30, 2001, the Vendors covenant and agree to cause each of tele.ring GmbH and tele.ring

        KEG to conduct its respective business until Closing in accordance with and in the manner contemplated by the Financial Plan.

4.3 Between the date hereof and the Closing Date, Vendors shall cause tele.ring GmbH and tele.ring KEG not to perform any of the acts or enter into any contract, arrangement or understanding, written or oral, to perform any of the following acts:

        (a) make any investments in infrastructure or other capital expenditures (other than necessary repairs) except less than E10,000 per occurrence and E2,000,000 in the aggregate per month;

        (b) enter into, renew, amend, terminate or extend any contracts, arrangement or understanding other than in the ordinary course of business consistent with the Financial Plan;

        (c)    hire any new employee or consultant;

        (d) enter into any new lease with a term of more than six months or renew, amend, terminate or extend any existing lease;

        (e) adopt any new rate plan other than to the extent provided for in the Financial Plan;

        (f) change the amount of subsidy on handsets other than as contemplated by the Financial Plan;

        (g) dispose of any assets other than inventory in the ordinary course of business;

        (h)    enter into any barter transaction;

        (i)    change any accounting policy;

        (j) change the level of compensation of any employee or consultant except in the case of employees pursuant to (i) standard annual review, or (ii) legal requirements;

        (k) enter into any new collective bargaining agreement or renew, extend, amend or terminate any collective bargaining agreement except as required by applicable laws;

        (l) enter into, renew, extend, amend or terminate any contract, arrangement or understanding with Vodafone or any if its affiliates; or

        (m) enter into, modify, renew, extend, amend or terminate any severance arrangements or benefit plans for employees.

4.5 Vendors covenant and agree that from and after the date hereof until the Closing, they shall cause tele.ring GmbH and tele.ring KEG to grant to Purchaser and its authorized representatives reasonable access to all then existing facilities at normal business hours, permit them to review all books, accounts and records of such entities, permit them to consult with management and, subject to Vendors' prior consent (which shall not be unreasonably withheld) with respect to the procedure, all employees and consultants of such entities, provided that Purchaser and its representatives shall in no event unreasonably interfere with the business or operations of such entities.

4.6 Intra-Group Agreements: Vendors shall use their reasonable best efforts to ensure that any material agreements, understandings and practices which either tele.ring GmbH or tele.ring KEG have entered into with the Vendors or any majority owned, directly or indirectly, Affiliate of Vodafone will not be terminated prior to one year after Closing at the earliest, except for the arrangements contemplated under items 1 (1),
        (2) and (3) of Schedule 12, which will not be terminated prior to 18 months after Closing at the earliest and services provided under these agreements shall continue to be provided to tele.ring GmbH to the extent
        (i) reasonably required for maintaining an orderly operation of the business, and (ii) the provision of these services to third party customers does not conflict with or violate any laws, rules, regulations or agreements to which the Vendors or any majority owned, directly or indirectly, Affiliate of Vodafone, as the case may be, have committed themselves prior to the date hereof; provided, however, that Vendors or the majority owned Affiliates of Vodafone shall only be obligated to do so if compensated in a reasonable (consistent with past practice together with any incremental cost to Vodafone incurred directly as a result of tele.ring GmbH no longer being part of the Vodafone group) and timely manner.

4.7 Upon execution of this Agreement, Vendors shall cause to be delivered to Freshfields Bruckhaus Deringer special local counsel to Purchaser, a true and complete set of the Disclosure Documents (including all schedules and confidential information). Such Documents shall be retained by such counsel and only made available to Purchaser or its advisers (subject in each case to the provisions of Clause 14.) In the event that Closing does not occur, such Documents shall promptly be returned to Vendors.


5.      CLOSING

5.1 The transactions contemplated in this Agreement shall be completed at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at Vienna, at the option of Vendors either (i) on the fifth Business Day after all the Conditions have been fulfilled or waived, or (ii) on the last day of the calendar month in which the date referred to in (i) falls, or such other place and date as may be mutually agreed upon between the Parties.

5.2 At Closing, the Vendors shall take all actions set forth in Sections 1, 2 and 4 of Schedule 3 and Purchaser shall take all actions set forth in Sections 2, 3 and 4 of Schedule 3 (Closing Arrangements).

5.3 In the event that all the Conditions have not been fulfilled on or prior to the first anniversary of the date hereof, unless such date has been extended by mutual consent, the Purchaser, on the one hand or the Vendors, on the other hand, may terminate this Agreement upon written notice to the other Parties. Notwithstanding the foregoing, a Party that has failed to satisfy or has prevented a Condition to be satisfied by it shall not be entitled to terminate this Agreement.

5.4 Following the Closing the Parties shall ensure that all necessary measures are taken so that the Purchaser will be registered in the Commercial Register (Firmenbuch), without undue delay, as shareholder of tele.ring GmbH and as limited partner of tele.ring KEG, with the latter registration to be applied for such that the Commercial Register will show the Purchaser to be individual successor (Einzelrechtsnachfolger) of the Vendors.

5.5 The procedure the Parties shall follow for determining whether Consolidated Closing Net Working Capital is zero and any necessary adjustments is set forth in Schedule 13.

6.      EKOM OPTION AGREEMENT

6.1 Subject to the terms of this Clause 6, the Purchaser shall have the right at any time after January 1, 2002 and prior to May 4, 2011 (the "EKOM-Call Period") to acquire 100% of the outstanding stock in EKOM (the "EKOM-Shares"), all of which is held by MEU, for a purchase price of E1 (the "EKOM Option Exercise Price") (the "EKOM-Call Option"). The right of the Purchaser to exercise the EKOM-Call Option and the legal effectiveness of this Clause 6 shall be subject to fulfillment of each of the following conditions:

        (a) With the exception of settling any amounts due under the Loan Agreement, Purchaser shall have completed the liquidation of tele.ring GmbH pursuant to Sections 89 et seq. of the Austrian Limited Liabilities Companies Act (GmbH Gesetz); and

        (b) Purchaser shall have provided MEU with a certification of one of the Big Five accounting firms satisfactory in form and substance to MEU that no liabilities are outstanding other than the loan facility provided by EKOM and that once the EKOM-Call Option is exercised and EKOM has waived its right of repayment of the loan facility tele.ring GmbH can be de-registered from the commercial register with immediate effect.

        The EKOM-Call Option may be exercised by Purchaser by giving notice of exercise to MEU (the "EKOM Notice"). The EKOM Notice shall specify a date not less than 30 days and not more than 60 days from the date thereof on which the sale and purchase of the EKOM-Shares shall take place (the "EKOM Option Exercise Date"). Upon giving notice, Purchaser shall be obligated to purchase and MEU shall be obligated to sell and transfer the EKOM-Shares at the EKOM Option Exercise Price on the EKOM Option Exercise Date to Purchaser, subject to (a) the conditions set forth in this Clause 6.1 and (b) the procedures described in Clauses 6.2 through 6.5 hereof.

6.2 Any such EKOM Notice shall be given in writing and addressed to MEU as provided in Clause 12.3 and, if so addressed, shall be deemed to be duly given or made as follows:

        (a) if sent by personal delivery, upon delivery to the address of MEU;

        (b)    if sent by international commercial courier, upon delivery; and

        (c) if sent by facsimile, when dispatched, but only so long as the facsimile communication is followed immediately by dispatch by international commercial courier;

        provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours the next Business Day.

6.3 Subject to Clause 6.1 (a) and (b) at the EKOM Option Exercise Date, MEU shall sell, transfer and deliver to Purchaser all of its right, title and interest and in and to the EKOM-Shares.

        Subject to Clause 6.1 (a) and (b) MEU represents and warrants to the Purchaser as of the EKOM Option Exercise Date as follows:

        (a) Organization. EKOM is a corporation duly organized and validly existing under the laws of Austria.

        (b) Corporate Power. EKOM has all required corporate power and authority to own, lease and operate their respective assets, properties and businesses and to carry on their respective businesses as conducted at the signing of this Agreement.

        (c) Binding Commitment. This commitment constitutes a valid and binding obligation of MEU in accordance with its respective terms.

        (d) Ownership of the EKOM-Shares. MEU owns beneficially and of record, and has good and valid title to, all of the EKOM-Shares free and clear of liens, encumbrances and options.

        (e) Capitalization EKOM. All of the issued and outstanding shares in EKOM have been duly authorized and are validly issued and fully paid up or contributed in kind. No further share capital, non-voting stock, option rights, commercial papers, convertible bonds or other equity or similar instruments of EKOM have been issued or agreed to be issued; the EKOM-Shares are not subject to any liabilities for further capital calls. No intra-group debt between Vodafone and its affiliates on the one hand and EKOM on the other exists.

               The sole asset of EKOM at the EKOM Option Exercise Date shall be a cash reserve to be determined as follows: if the unused portion of the Commitment under the Loan Agreement is smaller than or equal to E15,000,000 (Euro 15 million), the full amount of the unused portion of the Commitment; if the unused portion of the Commitment is greater than E15 million and smaller than or equal to E45,000,000 (Euro forty-five million), an amount of E15,000,000 (Euro fifteen million); or, if the unused portion of the Commitment is greater than E45,000,000 (Euro forty-five million), an amount of E15,000,000 (Euro fifteen million) plus 50 (fifty)% of the difference by which the unused portion of the Commitment exceeds the amount of E45,000,000 (Euro forty-five million). There shall be no other assets or liabilities (whether contingent or otherwise), in EKOM at the Exercise Date.

               The representations and warranties in this Clause 6.3, except for the aforegoing paragraph (sole asset of EKOM), shall be subject to the limitations set forth in Schedule 6.

6.4 On the EKOM Option Exercise Date, Purchaser shall pay to MEU the EKOM Option Exercise Price.

6.5 MEU agrees to be bound by and to sell and transfer the EKOM-Shares in accordance with this Clause 6 and specifically waives any rights to challenge or otherwise contest the sufficiency or adequacy of the consideration to be paid for such shares pursuant to this Clause 6. The applicability of Section 936 ABGB is herewith excluded for this EKOM Call Option as well as for the Parties' obligations to sell and purchase the EKOM Shares in the event that the EKOM Call Option is exercised within the Exercise Period.

6.6 The rights of Purchaser hereunder may in no event be assigned without the prior written approval of MEU.


7.      MM3G OPTION AGREEMENT

7.1 Subject to the terms and conditions of this Clause 7, the Purchaser shall have the right at any time after the Closing and thirteen months prior to (i) the earlier of the dates specified in condition 8 (2) of the UMTS Licence, as amended from time to time, or (ii) the date on which pursuant to any condition on such UMTS Licence which may be imposed on MM3G after the date hereof, penalty payments could be demanded for the first time, whichever date is earlier (the "MM3G-Call Period") to acquire 100% of the MM3G Shares, all of which are held by MEU, for a purchase price of E1 (the "MM3G Exercise Price") (the "MM3G Call Option"). The legal validity of the MM3G Call Option, including the obligation of MEU to sell and transfer the MM3G Shares to Purchaser shall be subject to the fulfillment of each of the following conditions:

        (a) Regulatory Approval. MM3G shall have received a Decree (Bescheid) of Telekom-Control-Kommission approving the changes in ownership contemplated in this Clause 7 pursuant to condition 12 of the UMTS Licence without conditions unless such conditions are acceptable to Purchaser at its discretion.

        (b) Letter of Guarantee. Telekom-Control-Kommission shall have (i) returned to Vodafone the original of the letter of guarantee dated 11 September 2000 and (ii) confirmed to Vodafone in form and substance reasonably satisfactory to Vodafone that Vodafone has no further obligations under such letter of guarantee.

        (c) No Liquidation of tele.ring GmbH. Purchaser shall have delivered to MEU a duly executed officer's certificate certifying that none of tele.ring GmbH or any of its successors shall, on or before the MM3G Exercise Date, (i) enter into, or have entered into, voluntary or involuntary liquidation, including, without limitation, liquidation pursuant to Sections 89 et seq. of the Austrian Limited Liabilities Companies Act (GmbH Gesetz), and
               (ii) be, or have been, subject to insolvency proceedings, including, without limitation, insolvency or debt recomposition proceedings within the meaning of Sections 63 et seq. Konkursordnung (Austrian Bankruptcy Code) and Sections 1 et seq. Ausgleichsordnung (Austrian Settlement and Recomposition of Debts Act).

        The MM3G Call Option may be exercised by Purchaser by giving notice of exercise to MEU (the "MM3G Notice"). The MM3G Notice shall specify a date not less than 30 days and not more than 60 days from the date thereof on which the sale and purchase of the MM3G-Shares shall take place. The date later to occur of (i) the date specified in the MM3G Notice, and (ii) the date on which all of the conditions contained in subsections (a) through (c) of this Clause 7.1 shall be the "MM3G Exercise Date." If the MM3G Exercise Date has, for any, or without any, reason other than the breach by MEU of any of its obligations under this Clause 7., not occurred on or prior to the 180th day following the date of the MM3G Notice, this Clause 7., including, without limitation, the MM3G Call Option, shall be null and void and none of the Parties shall have any claim whatsoever against the other Party under this Clause 7. Upon giving notice, Purchaser shall be obligated to purchase and MEU shall be obligated to sell, in each case subject to the conditions contained in subsections (a) through (c) of this Clause 7.1, the MM3G-Shares at the MM3G Exercise Price. The sale and purchase of MM3G-Shares pursuant to this Clause shall be effected in accordance with the following provisions. The applicability of Section 936 of the Austrian General Civil Code [ABGB] is herewith excluded for this MM3G Call Option as well as for the parties' obligations to sell and to purchase the MM3G shares in the event that the MM3G Call Option is exercised within the exercise period.

7.2 Any such MM3G Notice shall be given in writing and addressed to MEU as provided in Clause 12.3 and, if so addressed, shall be deemed to be duly given or made as follows:

        (a) if sent by personal delivery, upon delivery to the address of MEU;

        (b)    if sent by international commercial courier, upon delivery; and

        (c) if sent by facsimile, when dispatched, but only so long as the facsimile communication is followed immediately by dispatch by international commercial courier;

        provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours the next Business Day.

7.3 MEU shall use its commercially reasonable endeavors to cooperate with Purchaser in order to obtain the Decree of Telekom-Control-Kommission in accordance with Section 7.1 (a) hereof. On or before the date specified in the

        MM3G Notice, Purchaser shall use commercially reasonable endeavors to procure that the conditions set forth in Section 7.1 (b) hereof are fulfilled.

7.4. Subject to Clause 7.1 (a), (b) and (c), MEU shall, on the MM3G Exercise Date, sell, transfer and deliver to Purchaser all of its right, title and interest and in and to the MM3G-Shares.

        The sale and purchase shall be made without any representations and warranties of MEU, express or implied, other than the following representations and warranties to the Purchaser as of the MM3G Exercise
        Date:

        (a) Organization. MM3G is a corporation duly organized and validly existing under the laws of Austria.

        (b) Corporate Power. MM3G has all required corporate power and authority to own, lease and operate their respective assets, properties and businesses and to carry on their respective businesses as conducted at the signing of this Agreement.

        (c) Binding Commitment. This commitment constitutes a valid and binding obligation of MEU enforceable in accordance with its respective terms.

        (d) Ownership of the MM3G-Shares. MEU owns beneficially and of record, and has good and valid title to, all of the MM3G-Shares free and clear of liens, encumbrances and options.

        (e) Capitalization MM3G. All of the issued and outstanding shares in MM3G have been duly authorized and are validly issued and fully paid up or contributed in kind. No further share capital, non-voting stock, option rights, commercial papers, convertible bonds or other equity or similar instruments of MM3G have been issued or agreed to be issued; the MM3G-Shares are not subject to any liabilities for further capital calls.

        (f) Absence of Liabilities. At the Exercise Date, aggregate liabilities of MM3G shall not exceed E500,000 (Euro five hundred thousand). Purchaser acknowledges and agrees that in case of a breach of this warranty, the total aggregate liability of MEU shall not in any event exceed E10 million (Euro ten million).

        The above representations and warranties in this Clause 7.4 shall be subject to the limitations set forth in Schedule 6 hereto.

7.5     Covenants

        (a) From the Date hereof until the Closing of the purchase of the MM3G shares, MEU shall cause MM3G not to sell, transfer, assign, pledge or in any way encumber the MM3G shares.

        (b) Vendors shall keep Purchaser informed about factual and regulatory developments regarding the UMTS Licence and of its own intentions concerning the licence in a timely manner.

        (c) MM3G shall not sell, transfer, assign, dispose of or surrender the MM3G Licence to any person, including but not limited to any governmental entity, prior to the end of the MM3G-Call Period unless all the following conditions are satisfied:

               (i) any regulatory entity that maintains jurisdiction over the MM3G Licence (A) has imposed upon MM3G or an affiliate thereof the requirement that an additional payment be made in order for MM3G to retain any of its rights under the MM3G Licence or (B) has notified MM3G that it will impose a material penalty upon MM3G unless MM3G or an affiliate takes some material action by a date certain; or (C) has notified MM3G or one of its affiliates that the guarantee issued by Vodafone Group Plc is about to be drawn upon; and

               (ii) MM3G shall have given prompt written notice to the Purchaser of the action referred to in (i) above and informed Purchaser that it intends to either waive or transfer the MM3G Licence and the Purchaser shall not have advised MM3G that it wants to exercise the option within 14 days after receipt of such notice (or such shorter period of time as may be required by the regulatory authority within which MM3G must make a decision required by such regulatory authority). In case Purchaser declares that it intends to exercise the MM3G option and requests that MM3G take any action or forbear from taking action with respect to the UMTS Licence, Purchaser shall indemnify Vendors and MM3G GmbH as well as Vodafone, against any claim arising directly from the action or forbearance requested by Purchaser.

        (d) MEU agrees to cause MM3G to promptly provide the Purchaser copies of all correspondence and other communications between it and any regulatory entity that maintains jurisdiction over the MM3G Licence. MM3G agrees to cooperate with Purchaser and not hinder any of Purchaser's efforts to get the benefits of the UMTS Licence.

7.6     On the MM3G Exercise Date, Purchaser shall pay to MEU the MM3G Exercise
        Price.

7.7 MEU agrees to be bound by and to sell the MM3G-Shares subject to the terms and conditions of this Clause 7 and specifically waives any rights to challenge or otherwise contest the sufficiency or adequacy of the consideration to be paid for such shares pursuant to this Clause 7.

7.8 The rights of Purchaser hereunder may be assigned to an affiliate of Purchaser, but may not otherwise be assigned without the prior written approval of MEU; provided, that the Purchaser may not assign any rights hereunder to an affiliate unless such affiliate agrees to comply with the regulations set forth in this Agreement.


8.      REPRESENTATIONS AND WARRANTIES REGARDING THE SALE OF THE SHARES

8.1 The Vendors jointly and severally represent and warrant to the Purchaser that each of the Vendors' Warranties as set forth in Schedule 4 is accurate as of the Closing.

8.2 The Purchaser acknowledges and agrees that there are no representations and warranties by or on behalf of the Vendors or any of their affiliates or any member of the Vendors' group to the Purchaser other than the Vendors' Warranties as set forth in Schedule 4.

8.3 The Purchaser represents and warrants to each of the Vendors that each of the Purchaser's Warranties as set forth in Schedule 5 is accurate as of the Closing.

8.4 The Vendors acknowledge and agree that there are no representations and warranties by or on behalf of Purchaser or any of its affiliates or any member of Purchaser's group to the Vendors other than the Purchaser's Warranties as set forth in Schedule 5.


9.      REMEDIES, LIMITATIONS ON LIABILITY

9.1 If the Purchaser becomes aware that there has been a material breach of the Vendors' Warranties or any other term of this Agreement, the Purchaser shall not be entitled to rescind or avoid this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages or exercise any other right, power or remedy under this Agreement subject to the limitations set forth in Schedule 6. At the option of Purchaser, Vendors shall be obligated to either grant restitution in kind or to put Purchaser in as good a position as Purchaser would have been if no breach had occurred. For the avoidance of doubt, all remedies of Purchaser hereunder shall be subject to the limitations set forth in Schedule 6.

9.2 If the Vendors become aware that there has been a material breach of the Purchaser's Warranties or any other term of this Agreement, the Vendors shall not be entitled to rescind or avoid this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages or exercise any other right, power or remedy under this Agreement subject to the limitations set forth in Schedule 7. At the option of Vendors, Purchaser shall be obligated to either grant restitution in kind or to put Vendors in as good a position as Vendors would have been if no breach had occurred. For the avoidance of doubt, all remedies of Vendors hereunder shall be subject to the limitations set forth in Schedule 7.


10.     REMEDIES AND WAIVERS

10.1 No delay or omission on the part of any Party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

        (a)    impair such right, power or remedy; or

        (b)    operate as a waiver thereof.

10.2 The single or partial exercise of any right, power or remedy provided by law (unless excluded by this Agreement) or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.


11.     ENTIRE AGREEMENT

11.1 The Share Purchase Documents constitute the entire agreement between the Parties relating to the sale and purchase of the Shares.

11.2 Except to the extent repeated in any of the Share Purchase Documents, the Share Purchase Documents supersede and extinguish any Pre-contractual Statement relating thereto.

11.3 Each Party acknowledges that in entering into the Share Purchase Documents or any of them on the terms set out therein, it is not relying upon any Pre-contractual Statement which is not expressly set out therein.

11.4 None of the Parties shall have any right of action against any other Party to this Agreement arising out of or in connection with any Pre-contractual Statement (except in the case of fraud).

11.5 This Agreement may only be varied in writing signed by each of the Parties.


12.     NOTICES

12.1 Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

12.2 Any such notice or other communication shall be addressed as provided in Clause 12.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

        (a) if sent by personal delivery, upon delivery at the address of the relevant Party;

        (b)    if sent by international commercial courier, upon delivery; and

        (c) if sent by facsimile, when dispatched, but only so long as the facsimile communication is followed immediately by dispatch by international commercial courier;

        provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

12.3 The relevant addressee, address and facsimile number of each Party for the purposes of this Agreement, subject to Clause 12.4, are:

        Name of Party               Address               Facsimile No.
        -------------               -------               -------------

        Mannesmann Eurokom          Mannesmannufer 2      +49-211-820-2493
        GmbH                        40213 Dusseldorf
        Attn: Christian Sommer               Germany

        EKOM Telekommunications     Mannesmannufer 2      49-211-820-2493
        Holding AG                  40213 Dusseldorf
        Attn: Christian Sommer      Germany


        EHG Einkaufs- und Handels GmbH
        c/o Western Wireless International Corporation
        3650 131st Avenue S.E.                            001-425-586-8222
        Attn: Bradley Horwitz       Suite 400 Bellevue, WA 98006

12.4 A Party may notify the other Party or Parties to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of Clause 12.3 provided that such notification shall only be effective on:

        (a) the date specified in the notification as the date on which the change is to take place; or

        (b)    if no date is specified or the date specified is less than 5
               (five) clear Business Days after the date on which notice is given, the date falling 5 (five) clear Business Days after notice of any such change has been given.


13.     ANNOUNCEMENTS

13.1 Subject to Clause 13.2, no announcement concerning the sale of the Shares or any ancillary matter shall be made by any Party without the prior written approval of the other Party or Parties, such approval not to be unreasonably withheld or delayed.

13.2 Any Party may make an announcement or filing with a securities exchange or regulatory or governmental body concerning the sale of the Shares or any ancillary matter if required by:

        (a)    the law of any relevant jurisdiction;

        (b) any securities exchange or regulatory or governmental body to which either Party is subject or submits, wherever situated, whether or not the requirement has the force of law, in which case the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement or filing with the other Party or Parties before making such announcement or filing.

13.3 The restrictions contained in this clause shall continue to apply after Closing without limit in time.


14.     CONFIDENTIALITY

14.1 Subject to Clause 14.2, each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

        (a)    the provisions of this Agreement;

        (b)    the negotiations relating to this Agreement;

        (c)    the subject matter of this Agreement; or

        (d)    the other Party or Parties.

14.2 Any Party may disclose information which would otherwise be confidential if and to the extent:

        (a)    required by the law of any relevant jurisdiction;

        (b) required by any rule or regulation issued by any securities exchange or regulatory or governmental body to which either Party is subject or submits, wherever situated, whether or not any such rule or regulation for information has the force of law;

        (c) disclosed to the professional advisers, auditors and bankers of each Party, provided that the disclosing Party shall ensure that such advisers, auditors and bankers are bound by materially identical confidentiality obligations;

        (d) the information has come into the public domain through no fault of that Party; or

        (e) the other Party has or the other Parties have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed,

        provided that any such information disclosed pursuant to paragraph (a) or (b) shall be disclosed only after notice to the other Party.

14.3 The restrictions contained in this clause shall continue to apply after Closing of the sale and purchase of the Shares under this Agreement without limit in time.


15.     COSTS AND EXPENSES/TAXES

15.1 Each Party shall pay its own costs and expenses including the fees of its professional advisers in relation to the investigation and negotiation of the sale of the Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

15.2 All costs, duties, transfer taxes (Verkehrssteuern) and fees incurred in connection with this Agreement, including, but not limited to notarial fees and registration fees in connection with this Agreement, shall be borne by Purchaser. All taxes due as a result of the funding of EKOM shall be borne by the Vendors or Vodafone, as the case may be, and on or before the EKOM Option Exercise Date, Vendors or Vodafone shall indemnify EKOM from any liabilities arising out of or in connection with such taxes.


16.     COUNTERPARTS

16.1 This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

16.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.


17.     SEVERABILITY

        Should any provision of this Agreement be or become wholly or in part invalid or unenforceable, the validity and enforceability of all remaining provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision which serves best the economic interests of the Parties originally pursued with the invalid or unenforceable provision. The same shall apply in case of an omission in this Agreement.


18.     LANGUAGE

18.1 With the exception of the notarial deeds required to give effect to the transaction contemplated hereunder, each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made by one Party to another under or in connection with this Agreement shall be:

        (a)    in English; or

        (b) if not in English, accompanied by an English translation made by a translator, and certified by such translator in a manner approved by the receiving Party.

18.2 The receiving Party shall be entitled to assume the accuracy of, and to rely upon, any English translation of any document provided pursuant to Clause 18.1 (b).


19.     GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of Austria without regard to the principles of conflict of laws thereof.


20.     DISPUTE RESOLUTION

20.1 In the event of any dispute, controversy or claim arising out of or in connection with this Agreement (including any schedule or attachment hereto) or the breach, termination or validity of this Agreement, the Parties shall use all reasonable endeavours to resolve the matter on an amicable basis. If one Party serves formal written notice on the other Party or Parties that a material dispute, controversy or claim of such a description has arisen and the Parties are unable to resolve the dispute within a period of thirty (30) days from the service of such notice, then the dispute, controversy or claim shall be referred to the respective senior executives of the Vendors and the Purchaser. No recourse to arbitration by one Party against the other Party or

        Parties under this Agreement shall take place unless and until such procedure has been followed.

20.2 If the senior executives of the Purchaser and the Vendors shall have been unable to resolve any dispute, controversy or claim referred to them under Clause 20.1 within a period of ten (10) days from referral to the senior executives, that dispute, controversy or claim shall be referred to and finally settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with those rules. The place of arbitration shall be Zurich, Switzerland. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

20.3 The Parties hereby waive any rights of application and appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of Germany, Austria, Switzerland, the United States and England) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in aid of arbitration in any court of competent jurisdiction.

        IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.


        /s/ CHARLES BUTTERWORTH             /s/ CHARLES BUTTERWORTH
        -----------------------------       ------------------------------------
        Mannesmann Eurokom GmbH             EKOM Telecommunications Holding AG



        /s/ BRADLEY J. HORWITZ
        ------------------------------
        EHG Einkaufs- und Handels GmbH

                                   SCHEDULE 1
                              CONDITIONS TO CLOSING

                      REFERRED TO IN CLAUSE 3 (CONDITIONS)


1.      AUSTRIAN MERGER CONTROL

The Parties shall have received confirmation, evidenced by a letter of Cartel Court or a joint letter signed by Vendors' and Purchaser's Counsel that:

1.1 the time period set forth in Sec. 42b(1) of the Austrian Cartel Act (Kartellgesetz) and, if the Cartel Court has scheduled a hearing pursuant to Sec. 44a(3) of the Austrian Cartel Act (Kartellgesetz), the time period set forth in Sec. 44a(3) of the Austrian Cartel Act (Kartellgesetz) has expired without examination proceedings having been initiated; or

1.2 the transactions contemplated in this Agreement do not constitute a concentration pursuant to Sec. 41 of the Austrian Cartel Act (Kartellgesetz); or

1.3     the transactions contemplated in this Agreement are not prohibited; or

1.4 if investigation proceedings have been initiated by the Cartel Court; a period of 5 (five) months has expired after the filing of the concentration with the Cartel Court.

2.      REGULATORY APPROVAL

tele.ring GmbH shall have received a Decree (Bescheid) of Telekom-Control-Kommission approving the changes in ownership contemplated in this Agreement pursuant to condition 15 of the GSM Licence without any condition that can not be satisfied by virtue of the existence of the Loan Agreement.

3.      HSR

Purchaser to confirm that the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act ("HSR"), as amended, has expired.


4.      LOAN AGREEMENT AND LOAN GUARANTEE

The Loan Agreement shall have been duly executed by EKOM and delivered to tele.ring GmbH. The Loan Guarantee shall have been delivered by Vodafone Deutschland GmbH to tele.ring GmbH.

5.      DELIVERY OF DOCUMENTATION

Western Wireless International Corporation shall have executed and delivered to the Vendors an original letter in conformity with Schedule 16. Further Purchaser shall have delivered to Vendors a copy of the audited financial statements of Western Wireless International Corporation, Delaware, as of December 31, 2000.

                                   SCHEDULE 2
                     MERGER CONTROL AND REGULATORY APPROVAL

                      REFERRED TO IN CLAUSE 3 (CONDITIONS)


1.      MERGER CONTROL

Following the execution of this Agreement, the Purchaser shall, as soon as possible, apply for the clearance of the transactions contemplated in this Agreement to the Cartel Court and, if necessary, approval under HSR. Vendors agree to cause tele.ring GmbH to provide all information reasonably necessary for purposes of completing any relevant application to be prepared by Purchaser.


2.      REGULATORY APPROVAL

Following the execution of this Agreement Vendors shall cause tele.ring GmbH, as soon as possible, after the date hereof to notify Telekom-Control-Kommission of the changes in the shareholder structure of tele.ring GmbH and tele.ring KEG contemplated by this Agreement and to apply for the approval thereof under condition 15 of the GSM Licence.


3.      COOPERATION

The Parties undertake to use their commercially reasonable endeavors to ensure that the approvals and/or clearances referred to in this Schedule are obtained as soon as practicable and without undue delay. Upon request by the Purchaser and at Purchaser's cost, the Vendors shall use their reasonable commercial efforts to help Purchaser to comply with any conditions or obligations imposed upon Purchaser or tele.ring GmbH, if and to the extent necessary to carry out the transactions contemplated hereunder.

                                   SCHEDULE 3
                              CLOSING ARRANGEMENTS

                        REFERRED TO IN CLAUSE 5 (CLOSING)

At Closing:

1.      Vendors shall deliver to the Purchaser or the Purchaser's Counsel:

        (a) evidence reasonably satisfactory to Purchaser of the approval of the transactions contemplated in this Agreement by the partners' meeting of tele.ring KEG in accordance with its articles of association;

        (b) evidence reasonably satisfactory to Purchaser of the approval of the transactions contemplated in this Agreement by Telekom-Control-Kommission in accordance with Condition 2.

        (c) (i) audited balance sheets as of December 31, 1999 and 2000 (ii) audited income statements for the three-year period ended December 31, 2000 (or since inception, if shorter)

2. Vendors and Purchaser shall sign all necessary documents to effect the sales and transfers set forth in Clause 2.1 of this Agreement.

3.      Purchaser shall pay to Vendors the Purchase Price.

4. An application to the commercial register for registration of the Purchaser as the new limited partner has been signed providing for the registration of the Purchaser as the individual successor of the Vendors.

                                   SCHEDULE 4
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

            REFERRED TO IN CLAUSE 1 (DEFINITIONS AND INTERPRETATION)


The Vendors represent and warrant to the Purchaser as follows:

1. Organization. tele.ring GmbH and MM3G each are corporations duly organized and validly existing under the laws of Austria. tele.ring KEG is a limited partnership duly organized and validly existing under the laws of Austria.

2. Corporate Power. tele.ring GmbH, tele.ring KEG and MM3G each have all requisite corporate or partnership power and authority to own, lease and operate their respective assets, properties and businesses and to carry on their respective businesses as now conducted.

3. Binding Agreement. This Agreement constitutes and the other documents executed by the Vendors which are to be delivered at Closing will when executed, constitute legal, valid and binding obligations of the Vendors in accordance with their respective terms.

4. Ownership and Transfer of the Shares. The Vendors own beneficially and of record, and have good and valid title to, all of the Shares free and clear of liens, encumbrances and options. Each Vendor has the corporate power and authority to transfer the Shares being transferred by it to Purchaser at the Closing.

5. Capitalization tele.ring GmbH, MM3G. The issued and outstanding shares in tele.ring GmbH and MM3G owned by MEU, EKOM and tele.ring KEG, respectively, are all of the issued and outstanding shares of tele.ring GmbH and MM3G, have been duly authorized and are validly issued and fully paid up or contributed in kind. No further share capital, non-voting stock, option rights, commercial papers, convertible bonds or other equity or similar instruments of tele.ring GmbH or MM3G have been issued or agreed to be issued; the Shares are not subject to any liabilities for further capital calls. MEU and EKOM are the only limited partners of tele.ring KEG; their stated capital contributions have been fully paid up or contributed in kind.

6. Indebtedness. At Closing, with the exception of any debt incurred pursuant to the Loan Agreement, no intra-group debt ("Intra-group Debt") between Vodafone and its affiliates on the one hand and tele.ring KEG or tele.ring GmbH on the other hand exists. Other than trade payables to suppliers, tele.ring GmbH has not taken out other third party loans ("Drawn Third Party

        Loans") prior to the Closing Date. The Consolidated Closing Net Working Capital of tele.ring GmbH and tele.ring KEG is equal to or in excess of _ 0 (in words: EURO zero) (The Consolidated Closing Net Working Capital, collectively with Intra-group Debt and Drawn Third Party Loans, is the "Indebtedness").

7. No Violations. None of the execution and the delivery of this Agreement by the Vendors, the consummation by the Vendors of the transactions contemplated hereby or compliance by the Vendors with any of the provisions hereof will conflict with or result in any breach or violation of any provisions of the articles of association or any other governing document of the Vendors, tele.ring GmbH or tele.ring KEG.

8. Litigation. Neither tele.ring GmbH nor tele.ring KEG or any of their subsidiaries are involved in any litigation or arbitration or administrative law proceedings relating to claims or amounts which, if decided adversely for tele.ring GmbH or tele.ring KEG, would have a material adverse effect on their respective businesses other than those disclosed in Schedule 8 or adequately provided for on the respective balance sheets for the financial year ended 31 December 2000.

9. Employees and Employee Benefits. Except as disclosed in Schedules 9 and 11, neither tele.ring GmbH nor tele.ring KEG or any of their respective subsidiaries have entered into any material collective bargaining agreements, material written company works agreements or similar material written agreements with any labour or employee association or organization with respect to any of their respective employees.

10. No Violation of Law. None of the business activities carried out by tele.ring GmbH and tele.ring KEG as of Closing materially conflicts with or results in any material violation of Austrian law directly applicable to the business.

                                   SCHEDULE 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            REFERRED TO IN CLAUSE 1 (DEFINITIONS AND INTERPRETATION)


The Purchaser represents and warrants to the Vendors as follows:

1. Organization. The Purchaser is a corporation duly organized and validly existing under the laws of Austria.

2. Corporate Power. The Purchaser has the full power and authority to execute and deliver this Agreement, and, upon fulfillment of the Conditions, to consummate the transactions contemplated hereby.

3. Binding Agreement. This Agreement constitutes and the other documents executed by the Purchaser which are to be delivered at Closing will, when executed, constitute valid and binding obligations of the Purchaser in accordance with their respective terms.

4. No Violations. None of the execution and the delivery of this Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby or compliance by the Purchaser with any of the provisions hereof will conflict with or result in any breach or violation of any provisions of the articles of association or any other governing document of the Purchaser.

5.      Disclosure.

        (a) The Purchaser has relied solely on its own enquiries and the documentation provided for in a data room as scheduled in the attached data room index (Schedule 11) in entering into this Agreement and without limiting the generality of the foregoing, the Purchaser has not relied on any representation with respect to any future matter (including profit forecasts, predictions and projections).

        (b) The Purchaser has had independent legal, financial and technical advice relating to the evaluation of this Agreement and the information and documents disclosed to him.

                                   SCHEDULE 6
                        VENDORS' LIMITATION ON LIABILITY

   REFERRED TO IN CLAUSES 6.3, 7.3 AND 8 (REMEDIES, LIMITATIONS ON LIABILITY)


1.      Limitation on quantum

        (a) The Purchaser shall not be entitled in any event to damages or other payment in respect of any claim or claims under the Vendors' Warranties in respect of any claim (i) that is less than E50,000 for any individual breach of the Vendor's Warranties, or (ii) unless the aggregate of Purchaser's claims individually exceeding E50,000 is more than E10 million (deductible). In the event that the aggregate of claims of Purchaser within the meaning of subsection (ii) of this Clause 1(a) exceeds the deductible of E10 million, then Purchaser shall, subject to the other limitations contained in this Schedule 6, be entitled to damages in respect of the amount that exceeds the E10 million deductible.

        (b) The total aggregate liability of the Vendors under the Vendors' Warranties, which liability shall be joint and several shall not in any event exceed an amount equal to E40 million. This limitation shall not apply to the representation as to the Indebtedness of tele.ring GmbH and tele.ring KEG contained in Section 6 of Schedule 4 to the Agreement.


2.      Time limits for bringing claims

        No claim shall be brought against the Vendors in respect of any of the Vendors' Warranties unless the Purchaser shall have given to the Vendors written notice of such claim specifying in reasonable detail the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof on or before the date which is twenty-one months after the Closing Date.



3.      Previous Vendors

        If and to the extent a breach of any of the Vendors' Warranties at the same time constitutes a breach of a representation of previous vendors of shares to the Vendors, Purchaser's remedies shall be limited to the assignment of

        Vendors' claims against such previous vendors (or the distribution of the proceeds thereof). Vendors shall use their best efforts to assist Purchaser to recover from previous Vendors under such assigned claims.


4.      Disclosure

The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Vendors' Warranties to be breached if in relation to any fact, matter or circumstance forming the basis of the claim:

        (a) the Purchaser had actual knowledge of it on or before the date of this Agreement or

        (b) such fact, matter or circumstance was fully and fairly disclosed in the documents provided to Purchaser, and for this purpose "fully and fairly disclosed" means disclosed in such a manner and in such detail as to enable a reasonable purchaser to make an informed and accurate assessment of the fact, matter or circumstance concerned.

                                   SCHEDULE 7
                       PURCHASER'S LIMITATION ON LIABILITY

          REFERRED TO IN CLAUSE 9 (REMEDIES, LIMITATIONS ON LIABILITY)


1.      Exclusion of further claims

All claims of the Purchaser not based on the breach of the Vendors' Warranties shall be excluded, whether they be claims for a reduction of the Purchase Price, for cancellation (Wandlung) or rescission of the Agreement, for payment of damages or other legal consequences, and regardless of the legal basis (including without limitation liability for defects, liability for imperfection in title, culpa in contrahendo and voidability). Any claims for specific performance (Erfullungsanspruche) and claims arising from the violation of obligations expressly assumed in this Agreement shall not be affected.

Any claims of the Purchaser based upon the intentional misconduct of the Vendors shall not be limited by the provisions of this Schedule 7.


2.      Limitation on quantum

The Vendors shall not be entitled in any event to damages or other payment in respect of any claim or claims under the Purchaser's Warranties in respect of any individual claim for less than E50,000.

No claim shall be brought by the Vendors under any of the Purchaser's Warranties unless the aggregate liability of the Purchaser in respect of all claims exceeds E10 million, in which event the Vendors shall be entitled to damages in respect of the amount in excess of E10 million.

The total aggregate liability of the Purchaser under the Purchaser's Warranties shall not in any event exceed an amount equal to E40 million.


3.      Time limits for bringing claims

No claim shall be brought against the Purchaser in respect of any of the Purchaser's Warranties unless the Vendors shall have given to the Purchaser written notice of such claim specifying in reasonable detail the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof on or before the date which is twelve months after the Closing Date.

                                   SCHEDULE 8
                               MATERIAL LITIGATION

                                   SCHEDULE 9
                         EMPLOYEES AND EMPLOYEE BENEFITS

                                   SCHEDULE 11
                                 DATA ROOM INDEX

                                   SCHEDULE 12
                         CERTAIN INTRA-GROUP AGREEMENTS


Services provided by Vodafone Telecommerce:


1. Use of the Dusseldorf-based (Ratingen) hardware for the billing engine, CBAT (customer care and billing) - contract until 2002 - batch operations

2.      Use of the Dusseldorf-based Datawarehouse Amdocs

3.      Use of billing software (NASS)

                                   SCHEDULE 13
                      CLOSING DATE BALANCE SHEET PROCEDURES

A.      Draft Balance Sheet

1. Not less than three days prior to Closing, Vendors shall cause tele.ring GmbH to prepare a consolidated balance sheet of tele.ring GmbH and tele.ring KEG as at the most recent date practicable (the "Draft Balance Sheet") on the assumption that all debt from Vodafone or any of its Affiliates and any third-party debt have been contributed to the capital of such entities. After preparation of the Draft Balance Sheet, it shall be promptly delivered to Purchaser together with such back up information that shall enable Purchaser to verify the accuracy thereof. Within two days after receipt of the Draft Balance Sheet, Vendor and Purchasers shall meet and shall agree on the amount of Consolidated Closing Net Working Capital as of the date of the Draft Balance Sheet.

2. Within two days after agreement upon the Draft Balance Sheet, Vendors shall provide to tele.ring GmbH the amount by which Consolidated Closing Net Working Capital as at the date of Draft Balance Sheet is a negative number.


B.      Closing Date Balance Sheet

1. Not more than 30 days after Closing, Purchaser shall cause a Balance Sheet to be prepared as at the Closing Date ("Closing Balance Sheet") in order to verify whether or not the Consolidated Closing Net Working Capital is zero. After preparation of the Closing Balance Sheet, Purchaser shall promptly deliver a copy thereof to Vendors together with such back-up information that shall enable Vendors to verify the accuracy thereof.

2. In the event that the Closing Date Balance Sheet shows that Consolidated Closing Net Working Capital is a negative number, Vendors shall within 10 days after receipt of the Closing Balance Sheet pay the amount thereof to Purchasers, unless prior to the end of such 10 day period Vendors give written notice to Purchaser that Vendors disagree with the method of preparation of the Closing Date Balance Sheet, which notice shall specify in detail the reasons therefore. In the event that Vendors fail to give such timely notice, Vendors shall be deemed to have agreed with the Closing Balance Sheet and shall, within two days thereafter pay by wire transfer the amount by which such Consolidated Closing Net Working Capital was negative or if the Consolidated Closing Net Working Capital was a positive number, Purchasers shall cause tele.ring GmbH to pay to Vendors such amount.

3. In the event that Vendors disagree with the manner in which the Closing Balance Sheet was prepared, the parties shall meet in order to attempt to resolve any differences. If such resolution cannot be achieved within 5 days, either party may, by notice to the other, designate a Big 5 accounting firm (the "First Firm") to determine whether the Closing Balance Sheet was properly prepared. The First Firm shall promptly determine whether the Closing Balance Sheet was properly prepared unless the other Party elects, within 3 days after receipt of the notice, to designate another Big 5 accounting firm (the "Second Firm") by giving notice to the Party which designated the First Firm. If Vendors so elect, the First and Second Firms shall within 3 days of the appointment of the Second Firm select a Third Big 5 accounting firm (the "Third Firm") to make such determination.

4. If the First Firm and the Second Firm fail to mutually agree on the Third Firm within 3 days, the Third Firm shall be appointed by the President of the Vienna Chamber of Accountants upon request from either Vendors or Purchaser.

5. The Third Firm shall make such determination as promptly as practicable but in any event within 10 days of its appointment. The determination of the Third Firm shall be final and binding on the parties and not subject to further review or appeal.

6. The difference between zero and the actual amount of Consolidated Closing Net Working Capital shall be paid by the appropriate party to the other taking into consideration any payments made pursuant to Clause
        A.2 of this Schedule 13.

7. Each party shall pay the costs of the firm that it designated and the cost of the Third Firm shall be shared equally.